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                                                                      Exhibit 11

                           THE NEW YORK TIMES COMPANY
                      STATEMENTS OF COMPUTATION OF PRIMARY
                     AND FULLY DILUTED NET INCOME PER SHARE
            (Dollars and shares in thousands, except per share data)

                                             ------------------------------   ------------------------------
                                                      Quarter Ended                 Nine Months Ended
                                             Sept. 28, 1997  Sept. 29, 1996   Sept. 28, 1997  Sept. 29, 1996
                                             ==============================   ==============================
PRIMARY

Average shares outstanding                           95,893          97,008           96,631          97,472
                                                  =========       =========        =========       =========
Net effect of dilutive stock options and
  retirement units                                    3,753            --              3,475            --
                                                  ---------       ---------        ---------       ---------
Total primary average shares outstanding             99,646          97,008          100,106          97,472
                                                  =========       =========        =========       =========
Net Income                                        $  46,228       $ (47,684)       $ 183,016       $  31,842
 Less cumulative preference stock dividends             (24)            (24)             (72)            (72)
                                                  ---------       ---------        ---------       ---------
  Total                                           $  46,204       $ (47,708)       $ 182,944       $  31,770
                                                  =========       =========        =========       =========
Primary earnings per share                        $    0.46       $   (0.49)       $    1.83       $    0.33
                                                  =========       =========        =========       =========
FULLY DILUTED

Average shares outstanding                           95,893          97,008           96,631          97,472

Net effect of dilutive stock options and
 retirement units                                     4,059           2,305            3,975           2,034
                                                  ---------       ---------        ---------       ---------
Total fully diluted average shares outstanding       99,952          99,313          100,606          99,506
                                                  =========       =========        =========       =========
Net Income                                        $  46,228       $ (47,684)       $ 183,016       $  31,842
 Less cumulative preference stock dividends             (24)            (24)             (72)            (72)
                                                  ---------       ---------        ---------       ---------
  Total                                           $  46,204       $ (47,708)       $ 182,944       $  31,770
                                                  =========       =========        =========       =========
Fully diluted earnings per share                  $    0.46       $   (0.48)       $    1.82       $    0.32
                                                  =========       =========        =========       =========